SCHEDULE A

(as of April 30, 2020)

As consideration for Invesco Capital Management’s services to each of the Funds listed below, Invesco Capital Management shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

Portfolio	Annual Percentage of Average Daily Net Assets (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco Agriculture Commodity Strategy No K-1 ETF	0.65%	03/07/2017	[ ]	[ ]	04/30/2021
Invesco Base Metals Commodity Strategy No K-1 ETF	0.65%	03/07/2017	[ ]	[ ]	04/30/2021
Invesco Bloomberg Commodity Strategy ETF	0.59%	11/03/14	[ ]	[ ]	04/30/2021
Invesco Optimum Yield Diversified Commodity Strategy No K-1 ETF	0.59%	11/03/14	11/06/14	11/07/14	04/30/2021
Invesco Energy Commodity Strategy No K-1 ETF	0.65%	03/07/2017	[ ]	[ ]	04/30/2021

*

To the extent that a Fund invests its assets in a direct, wholly-owned subsidiary of that Fund organized in the Cayman Islands (a “Subsidiary”), Invesco Capital Management shall not collect the portion of the advisory fee that Invesco Capital Management would otherwise be entitled to collect from the Fund, in an amount equal to 100% of the advisory fee that Invesco Capital Management, as adviser to that Fund’s respective Subsidiary, receives from the Subsidiary.

INVESCO ACTIVELY MANAGED EXCHANGE-TRADED COMMODITY FUND TRUST
Attest:
	By:	/s/ Daniel E. Draper
		Name:	Daniel E. Draper
		Title	Principal Executive Officer & President

By:
Name:
	Title:	Assistant Secretary

INVESCO CAPITAL MANAGEMENT LLC
Attest:

	By:	/s/ Daniel E. Draper
		Name	Daniel E. Draper
		Title:	Managing Director

By:
Name
	Title:	Assistant Secretary